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                                                                  Exhibit 10.11

                            PRODUCT ROYALTY AGREEMENT

                  PRODUCT ROYALTY AGREEMENT, dated as of March 20, 2002, by and between HEXAL AG, a German company ("Hexal") and EON LABS, INC., a Delaware corporation ("Eon").

                              W I T N E S S E T H :

                  WHEREAS, Hexal is engaged in the business of developing, manufacturing and selling pharmaceutical products outside of the Territory (as defined below);

                  WHEREAS, Eon is engaged in the business of developing, manufacturing and selling pharmaceutical products in the Territory;

                  WHEREAS, Hexal has provided Eon with access to the Hexal File (as defined below), which Eon has used in connection with the formulation and development of cyclosporin 25 mg. and 100 mg. softgel capsules (the "Products"), and the preparation and filing with the U.S. Food and Drug Administration ("FDA") of Abbreviated New Drug Applications ("ANDAs") to manufacture and sell the Products;

                  WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions under which Eon will have access to the Hexal File and will make royalty payments to Hexal with respect to Eon's sales of the Products.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises contained herein, Hexal and Eon hereby agree as follows:

         1.       HEXAL FILE.

                  (a) Effective as of January 11, 1999 (the "Effective Date"), Hexal hereby grants to Eon and its sublicensees an exclusive and perpetual license (the "License") to use the Hexal File in connection with the development and manufacture of the Products pursuant to the ANDAs and the sale of the Products in the United States and its territories and possessions (the "Territory").

                  (b) The term "Hexal File" shall mean the formulation and all supporting technology, regulatory dossiers, technical information, manufacturing processes and other know-how and intellectual property rights, including the patents listed on SCHEDULE A hereto, relating to cyclosporin and with respect to which Hexal now has, or hereafter obtains, any right, title or interest.

                  (c) Hexal agrees that it will cooperate with Eon in connection with Eon's use of the Hexal File in the development and manufacture of the Products and that it will make its personnel available to Eon to assist it in adapting the information contained in the Hexal File for use by Eon in developing and manufacturing the Products. Eon agrees that it shall bear the respective cost of any personnel provided by Hexal. Any ANDAs with respect to the products shall be filed by Eon and issued in Eon's name. Eon agrees that it will provide Hexal, at no


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charge to Hexal, with access to Eon's research and development and manufacturing files with respect to the Products in connection with Hexal's development and manufacturing of the Products for sale outside the Territory.

                  (d) Hexal agrees that so long as the License shall be in effect, it will not, directly or indirectly, (i) develop or manufacture any other cyclosporin product for sale in the Territory, (ii) sell any other cyclosporin product in the Territory, or (iii) authorize or license any third party, to do any of the foregoing, without first negotiating with Eon over terms for Eon to acquire rights with respect to such product similar to its rights under this Agreement with respect to the Products.

         2.       ROYALTY PAYMENTS.

                  (a) In consideration for the License and the rights to use the Hexal File, Eon agrees to pay Hexal a royalty (the "Royalty") in an amount equal to the applicable Royalty Rate (as defined below) of any Gross Margin (as defined below) from all sales of the Products by Eon from and after the Effective Date; provided, however, that (i) fifty percent (50%) of Eon's Development Costs (as defined below) may be deducted by Eon from the Royalty payments due hereunder and (ii) fifty percent (50%) of Eon's Legal Fees (as defined below). The Royalty Rate and Gross Margin shall be determined for each calendar quarter in which Eon makes sales of the Products, and Eon shall pay any Royalty due to Hexal within 45 days following the end of each such calendar quarter.

                  (b) For the purposes of this Agreement, the following definitions shall apply:

                           (A) "Gross Margin" shall mean Net Sales less Cost of Goods.

                           (B) "Net Sales" shall mean Eon's gross sales of the Products less shipping costs (based on weight and distance), commissions, trade discounts, chargebacks, terms (e.g., cash discounts such as 2% 30 days), administrative fees, credits or allowances, including those granted on account of price adjustments (including inventory and price protection) related to market forces, returns and rebates (including Medicaid), if any incurred or granted, determined in accordance with generally accepted accounting principles consistently applied.

                           (C) "Cost of Goods" shall mean 100% of Eon's fully absorbed standard cost of manufacturing, finishing, packaging, labeling and shipping the Products, including administrative costs and costs of testing and controls (such as quality assurance/quality control costs) attributable to the Products, determined in accordance with generally accepted accounting principles consistently applied.

                           (D)      "Development Costs" shall mean all of Eon's
                                    (i) research and development costs allocated to the Products, determined in accordance with generally accepted accounting principles consistently applied, including without limitation the costs of any

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                                    biostudies and clinical trials conducted
                                    with respect to the Products, and (ii) any and all costs, liabilities, damages and expenses (including attorney's fees) arising directly or indirectly as a result of any claim by a third party that Eon's development, manufacture and/or sale of the Products and/or use of any aspect of the Hexal File infringes any patent or other intellectual property rights of such third party.

                           (E) "Gross Margin Percentage" shall mean (1) gross sales of the Products less Cost of Goods of such Products from such calendar quarter in question divided by (2) gross sales of the Products for the calendar quarter in question.

                           (F) "Legal Fees" shall mean all costs incurred by Eon in connection with its defense of any lawsuits brought against it in connection with its development, manufacture and sale of the Products.

                           (G) "Royalty Rate" shall mean twenty percent (20%), subject to reduction as set forth below:

                                    (1)     If the Gross Margin Percentage is
                                            less than sixty percent (60%) for
                                            the calendar quarter in question,
                                            the Royalty Rate shall be reduced by
                                            one half (1/2) of the difference
                                            between sixty percent (60%) and the
                                            actual Gross Margin Percentage for
                                            such calendar quarter; and

                                    (2)     If for the immediately preceding
                                            calendar quarter, the gross sales of
                                            the Products for such quarter
                                            exceeds the Net Sales for such
                                            quarter by more than twenty percent
                                            (20%), then the Royalty Rate shall
                                            be further reduced by one half (1/2)
                                            of the excess above twenty percent
                                            (20%).

                  (c) Quarterly Reports. Within 45 days after the end of each calendar quarter in which sales of the product are made by Eon, Eon shall deliver to Hexal a statement setting forth: (A) the Net Sales of the Products during such quarter; (B) the Cost of Goods for such Products; (C) the Gross Margin and Gross Margin Percentage for such Products for such quarter; (D) the Legal Fees for such quarter; and (E) the calculation of the Royalty Rate and any Royalty payable with respect to such quarter.

                  (d) Access, Disagreements. Eon shall provide Hexal's independent certified public accountants with access, during regular business hours and upon reasonable prior notice, and subject to the confidentiality undertakings contained in this Agreement, to Eon's books and records relating to Cost of Goods, Net Sales, Development Costs and Legal Fees solely for purposes of verifying the accuracy of the calculations of Gross Margin and Royalty payments. If any such verification shows any underpayment or overpayment, a correcting payment or a refund, together with interest at the current prime lending rate established by leading New York banks as published in The Wall Street Journal, shall be made within (30) days of completion of

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such verification and submission of the results thereof, with details of the calculations included therein. If either party disagrees in any respect with results of such verification, Hexal and Eon shall use their good faith best efforts to resolve the disagreement. If they are unable within 45 days to reach a resolution, Eon and Hexal shall jointly retain an independent auditor to review the determination of Gross Margin and Royalty payments and the verification conducted as provided above. The decision of such independent auditor with respect to the payments if any, to be made pursuant to this Section shall be final and binding on the parties. The costs of such independent auditor shall be borne by the parties in inverse proportion to the extent to which the auditor's determination supports such party's position.

         3.       CONFIDENTIALITY.

                  (a) As used herein, the term "Confidential Information" shall mean any information pertaining to the Hexal File and/or the development, manufacture, marketing and sale of the Products from time to time communicated by or on behalf of Eon to Hexal, or by or on behalf of Hexal to Eon, as the case may be, including without limitation, trade secrets, business methods, pricing, costs, suppliers, manufacturing and customer information, whether of a written, oral or visual nature. The Confidential Information shall be treated by Eon and Hexal, respectively, as confidential, and shall not be disclosed or revealed to any third party and shall only be used in connection with the performance of this Agreement; provided, however, that Confidential Information shall not include information that the receiving party can document as having been:

                           (i)      public knowledge prior to the disclosure,
or which hereafter becomes public knowledge through no fault of the receiving party;

                           (ii)     lawfully in its possession prior to the
time of disclosure; or

                           (iii)    received, after the time of disclosure,
from a third party not under a similar obligation of confidentiality to the other party.

                  This Agreement shall not prohibit disclosures of Confidential Information required to be made (A) pursuant to any order of any court having jurisdiction and power to order such information to be released or made public; or (B) to any governmental or regulatory agency pursuant to applicable laws and regulations.

                  (b) Each party shall take all such precautions as it normally takes with its own Confidential Information to prevent any improper disclosure. Each party shall restrict the Confidential Information of the other to its agents, employees and representatives who are directly involved in the performance and enforcement of this Agreement to the extent that they have need of such, and then only on a confidential basis.

                  (c) If either party shall breach any of the provisions of this Section 3, in addition to and without limiting any other remedies available to such party at law or in equity, the other party shall be entitled to immediate injunctive relief in any court to restrain any such breach or threatened breach and to enforce the provisions of this Section 3. The parties acknowledge and agree that there is no adequate remedy at law for any such breach or threatened

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breach and, in the event that any proceeding is brought seeking injunctive relief, the parties shall not use as a defense thereto that there is an adequate remedy at law.

         4. ASSIGNMENT. This Agreement shall inure to the benefit of, and shall be binding upon each of, the parties hereto and their respective successors and assigns. This Agreement may not be assigned in whole or in part by either party without the prior written consent of the other; provided, however, that Hexal or Eon may, without the prior written consent of the other, assign this Agreement (a) to an affiliate of such party or (b) in connection with a merger or sale of all or substantially all of the assets of Eon or Hexal, as the case may be.

         5. NOTICES. All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

                  (a) if to Hexal, at Industriestrasse 25, 83607 Holzkirchen, Germany, marked for the attention of Thomas Strungmann, facsimile +49 8024 908 116, or at such other address as Hexal may have furnished Eon in writing; and

                  (b) if to Eon, at 227-15 North Conduit Avenue, Laurelton, New York, 11413, marked for the attention of President, facsimile:
(718) 276-1735, or at such other address as Eon may have furnished Hexal in writing.

                  Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing; except in case of common proof of late arrival of such notice.

         6. GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of Germany. Jurisdiction for disputes brought under this Agreement shall be Landgericht Muenchen II.

         7. AMENDMENT AND WAIVER. This Agreement may be amended, modified, superseded, canceled, and any other of the terms or conditions hereof may be modified, only by a written instrument executed by both parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or considered as a further or continuing waiver of any other provision of this Agreement.

         8. ENTIRE AGREEMENT. This Agreement, together with the Exhibits hereto, contains the entire agreement between the parties hereto and supersedes any agreements between them with respect to the subject matter hereof

         9. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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         10.      COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.


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                  IN WITNESS WHEREOF, Hexal and Eon have caused this
Agreement to be duly executed and delivered as of the date first above written.

                               HEXAL AG



                               By: /s/ Thomas Strungmann
                                  ----------------------------------------------
                                    Name:  Thomas Strungmann
                                    Title: Co-President and Co-Chief Executive
                                           Officer


                               EON LABS, INC.





                               By: /s/ Bernhard Hampl, Ph.D.
                                  ----------------------------------------------
                                    Name:  Bernhard Hampl, Ph.D.
                                    Title: President and Chief Executive Office

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